Exhibit 99.1

News From

Walgreen Co. Corporate Communications ● 200 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 914-2500

Contact:	Michael Polzin (847) 914-2925

FOR IMMEDIATE RELEASE	http://news.walgreens.com
WALGREENS PLANS TO REDUCE ORGANIC DRUGSTORE GROWTH
•	Annual organic store growth rate to be lowered from current 9 percent to long-term target rate of 5 percent

•	Resulting capital spending reduction expected to be $500 million over next three years
     DEERFIELD, Ill., July 10, 2008 — Walgreens (NYSE, NASDAQ: WAG) plans to reduce its organic drugstore growth beginning in fiscal 2009 to provide flexibility to invest in its core strategies and improve shareholder value.
     Walgreens intends to reduce its expansion from a nearly 9 percent increase in net new organic stores in the current fiscal 2008 (which ends Aug. 31) to a goal of about 6 percent in fiscal 2010 and approximately 5 percent annual increases beginning in fiscal 2011. Previously, the company had planned a long-term store growth rate of 8 percent. New store openings that are already in the pipeline are expected to result in approximately 8 percent organic store growth in fiscal 2009.
     Walgreens will open more than 500 net new organic stores (after relocations and closings) in the current fiscal year. Its planned future expansion rates are the equivalent of opening about 495 net new organic stores in fiscal 2009, 425 in fiscal 2010 and 365 in fiscal 2011. These new growth targets resulted from the company’s regular review of its growth and capital expenditure plans.
     All figures exclude any acquisitions the company may make in those years.
     “This move allows us to improve both return on invested capital and overall shareholder value,” said Walgreens Chairman and CEO Jeffrey A. Rein. “At the same time, it gives us the flexibility to invest in our core strategies.”
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     By moderating its organic store growth, Walgreens expects to reduce capital expenditures by about $500 million over the next three fiscal years compared to the company’s previously announced plans.
     Walgreens has opened more than 1,100 net new organic stores in the past three years and continues to see strong performance from its store opening program.
     “We’ve maintained our standards for new store site selection, and these locations continue to perform well for us,” said Rein.
     With these revised growth plans, Walgreens remains on track to reach its goal of operating more than 7,000 stores by 2010 and continue expanding its store base throughout the U.S.
     Walgreens (www.walgreens.com) is the nation’s largest drugstore chain with fiscal 2007 sales of $53.8 billion. The company operates 6,297 drugstores in 49 states, the District of Columbia and Puerto Rico. Walgreens provides the most convenient access to consumer goods and cost-effective health care services in America through its retail drugstores, Walgreens Health Services division and Walgreens Health and Wellness division. Walgreens Health Services assists pharmacy patients and prescription drug and medical plans through Walgreens Health Initiatives Inc. (a pharmacy benefit manager), Walgreens Mail Service Inc., Walgreens Home Care Inc., Walgreens Specialty Pharmacy LLC and SeniorMed LLC (a pharmacy provider to long-term care facilities). Walgreens Health and Wellness division includes Take Care Health Systems, which is comprised of: Take Care Consumer Solutions, managers of 183 convenient care clinics at Walgreens drugstores, and Take Care Employer Solutions, managers of worksite-based health and wellness services at 355 employer campuses.
     This news release contains forward-looking statements that involve risks and uncertainties. The following factors, among others, could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, the availability of pharmacists, store managers and other personnel, and changes in federal or state legislation or regulations. Investors are referred to the “Cautionary Note Regarding Forward-Looking Statements” in Walgreen’s most recent Form 10-K, which Note is incorporated into this news release by reference.
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